Exhibit 23.3

Data & Consulting Services

Division of Schlumberger Technology Corporation

1310 Commerce Drive

Park Ridge 1

Pittsburgh, PA 15275-1011

Tel: 412-787-5403

Fax: 412-787-2906

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to (a) the use of our reserve reports relating to the proved reserves of natural gas relating to the Marcellus Shale properties of Rex Energy Corporation as of 31 December 2008, and (b) the references to us as experts, in each case, in Rex Energy Corporation’s Annual Report on Form 10-K for the year ended 31 December 2008, and (c) all of Rex Energy Corporation’s current and future registration statements filed with the U.S. Securities and Exchange Commission, including all pre-effective and post-effective amendments thereto including by incorporation by reference, including without limitation, Rex Energy Corporation’s Registration Statements on Form S-8.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Data & Consulting Services Division of Schlumberger Technology Corporation nor any of its employees had, or now has, a substantial interest in Rex Energy Corporation or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

DATA & CONSULTING SERVICES DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ Charles M. Boyer II
Charles M. Boyer II, P.G., C.P.G, C.C.G
Operations Manager, Pittsburgh Consulting Services

3 March 2009